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                                                                 August 28, 1998




((First_Name)) ((Initial_Last_Name))
((Title))
Cygnus, Inc.
400 Penobscot Drive
Redwood City, CA  94063

Dear ((Salutation)):

          Cygnus, Inc., a Delaware corporation (the "Company"), considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Company recognizes that attracting and retaining quality members of management are critical to its success.

          In view of the above, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from a termination of employment of a member of management. The Board also believes it is important to attract and retain quality management and to provide for severance benefits to a departing member of management under certain circumstances.

          In order to induce you to remain in the employ of the Company, this letter agreement (the "Agreement"), which has been approved by the Board, sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated under the circumstances described below. This Agreement includes, as if set forth in full herein, those definitions set forth in EXHIBIT A hereto, which exhibit is specifically incorporated herein by this reference. All capitalized terms used and defined in EXHIBIT A, shall have the meanings ascribed to them in EXHIBIT A.

          1. AGREEMENT TO PROVIDE SERVICES; RIGHT TO TERMINATE. The Company or you may terminate your employment at any time, subject to the Company's providing the benefits hereinafter specified in accordance with the terms hereof.

          2. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in force and effect until February 28, 2000; provided, however, that commencing on January 1, 2000 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year after February 28 unless at least 30 days prior to such January 1st date, the Company or you shall have given written notice that this Agreement shall not be extended; and provided, further, that this Agreement shall continue in effect for a

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period of fourteen (14) months beyond the term provided herein if you are terminated without Cause. Notwithstanding anything in this Section 2 to the contrary, this Agreement (and only this Agreement) shall terminate if you or the Company terminate your employment prior to the expiration and/or non-renewal of this Agreement, but in the case of a termination of you by the Company without Cause, you shall be entitled to the specific benefits set forth herein.

          3. TERMINATION BY THE COMPANY. If your employment with the Company is terminated by the Company without Cause while this Agreement is in force and effect, then you shall be entitled to the benefits specifically provided for in Section 4(iii) and (iv) and Section 5 hereof.

          Any purported termination by the Company or by you shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon.

          4.   COMPENSATION UPON TERMINATION AND OTHER AGREEMENTS.

               (i) During any period that you fail to perform your duties as a result of your incapacity due to Disability, you shall continue to receive your salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with the provisions hereof. Thereafter, your benefits shall be determined in accordance with the Plans then in effect.

               (ii) If your employment shall be terminated by the Company for Cause or by you as a result of your death or by you if you depart from the Company (other than if the Company terminates your employment without Cause), the Company shall pay you your salary through the Date of Termination at the rate in effect immediately prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you. Thereupon, the Company shall have no further obligations to you under this Agreement.

               (iii) Subject to Section 8 hereof, if, while this Agreement is in force and effect, your employment by the Company shall be terminated by the Company other than for Cause, you shall be entitled, without regard to any contrary provisions of any Plan, to the benefits as provided below:

                     (A) the Company shall pay your salary through the Date of Termination at the rate and times in effect immediately prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you (including amounts which previously had been deferred at your request);


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                     (B) subject to Section 4(v) below, as severance pay, the
     Company shall pay to you over a period of twelve months after the Date of Termination based on the Company's standard payroll policy cash equal in the aggregate to one times (1x) your annual base salary in effect immediately prior to the Notice of Termination, plus one times (1x) the amount of any cash bonus awards made to you with respect to the Company's full fiscal year immediately preceding the Notice of Termination payable in equal amounts over a period of twelve months after the Date of Termination based on the Company's standard payroll policy;

                     (C) with respect to any stock options, restricted stock, share rights or other incentive compensation awards made to you by the Company which (i) were originally denominated in Common Stock of the Company and (ii) are subject to various restrictions and limitations, such equity awards shall have the features set forth in Section 5 herein and in the underlying equity agreements; and

                     (D) if so requested by you, the Company shall pay for reasonable outplacement services engaged by you in seeking new regular full-time employment, which services will include the provision to you of appropriate office, telephone, computer and secretarial services until the earlier of (x) six (6) months from the Date of Termination or (y) such time as you obtain regular full-time employment.

               (iv) Following a termination by the Company without Cause, while this Agreement is in force and effect, the Company shall maintain in full force and effect, for the continued benefit of you and your dependents for a period terminating on the earliest of (a) one year after the Date of Termination, (b) the commencement date of equivalent benefits from a new employer or (c) your normal retirement date under the terms of the Retirement Policy, all insured and self-insured employee welfare benefit Plans in which you and your dependents were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such Plans and you continue to pay an amount equal to your regular contribution under such plans for such participation (calculated at the rate of the contribution amounts in effect immediately preceding the Date of Termination). In the event that your participation in any such Plan is barred, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you otherwise would have been entitled to receive under such Plans pursuant to this paragraph (iv) or, if such insurance is not available at a reasonable cost to the Company, the Company shall otherwise provide you and your dependents equivalent benefits (on an after-tax basis). You shall not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order to participate in such Plans at the rate in effect immediately preceding the Date of Termination.

               (v)   The amount of any payment or coverage provided for in
Section 4(iii)(B) and (D) and 4(iv) shall be eliminated once you become a regular full-time employee of another employer after the Date of Termination.

          5. STOCK OPTION DOCUMENTATION. Effective as of August 28, 1998, the Board of Directors and Compensation Committee have agreed to amend your previously granted


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and any future Common Stock purchase options granted prior to the closing date of a change in control to effect the following changes:

          A. Should your employment be terminated by the Company without Cause while those options remain outstanding but not otherwise fully exercisable for all of the option shares, then each of those options shall immediately become exercisable on an accelerated basis for that number of additional option shares equal to the LESSER of (i) the total number of shares for which the option is not otherwise exercisable on your Date of Termination or (ii) twenty-percent (20%) of (x) the total number of unvested shares at the time subject to your option plus (y) the number of shares vested and exercisable under that option on the Date of Termination. Each of your current options will remain outstanding until the EARLIEST to occur of
(i) the specified expiration date of the option term, (ii) the expiration of the nine (9)-month period measured from the Date of Termination or (iii) the closing date of a change in control in which the option is not assumed by the successor entity (or parent company) or otherwise continued in full force and effect and will continue to vest and become exercisable for additional shares during the first five (5) months of that post-employment exercise period. Accordingly, during that five (5)-month period, each of your current options will continue to vest and become exercisable for any remaining unexercisable shares at a monthly rate equal to one percent (1%) of (x) the total number of unvested shares at the time subject to your option, plus (y) the number of vested and exercisable shares under that option and held by you on such Date of Termination. The option will become exercisable for those additional one percent (1%) increments at the end of each month within that five (5)-month post-employment exercise period.

          B. After the end of such five (5)-month post-employment period, all further vesting of the options will cease, and your options will thereupon terminate and cease to be exercisable for any shares for which those options have not otherwise become exercisable in accordance with the additional vesting provisions of subparagraph 5.A of this Agreement. You will have until the EARLIEST to occur of (i) the specified expiration date of the option term, (ii) the expiration of the nine (9)-month period measured from the Date of Termination or (iii) the closing date of a change in control in which the option is not assumed by the successor entity (or parent company) or otherwise continued in full force and effect, in which to exercise each of your options for any or all shares in which that option is exercisable at the end of the five (5)-month post-employment period.

          Except as set forth herein, in addition, each new Common Stock purchase option granted to you by the Company on and after the date of this Agreement, but prior to the earliest of the expiration or termination date of this Agreement or the closing date of the change in control, shall include these same post-employment vesting and exercise provisions. Except as set forth herein, any options outstanding at the time this Agreement expires or terminates shall continue to be governed by the vesting and post-employment exercise provisions of this Section 5.

          6. BINDING AGREEMENT. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise


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provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

          7.   FEES AND MITIGATION.

               (i) Other than with respect to Section 15, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder, if you prevail, you shall be entitled to be reimbursed by the Company for your reasonable legal fees, including reasonable legal fees on appeal, costs and disbursements in addition to any other relief to which you may be entitled.

               (ii) You shall not be required to mitigate the amount of any payment the Company becomes obligated to make to you in connection with this Agreement, by seeking employment or otherwise. If you become a regular full-time employee of another employer, however, you shall be obligated to comply with Section 4(v) of this Agreement.

          8. TAXES. All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

          9. SURVIVAL. Except as set forth in the following sentence, the respective obligations of, and benefits afforded to, the Company and you as provided in this Agreement shall not survive termination of this Agreement, except to the extent of compensation and health care coverage earned but not paid or covered or expense reimbursement not paid as of the termination of this Agreement and except for Sections 3, 5, 6, 7, 8, 9, 10, 12, 14 and 15 of this Agreement. This Agreement (including Section 5 and the provisions and documentation memorializing Section 5 of this Agreement) shall automatically terminate in full immediately prior to the closing date of a change in control of the Company or any time within five months prior to the closing date of a change in control if you are terminated by the Company without "cause" (as such term is defined in the modified employment agreement (covering severance on change in control matters) entered into by you and the Company on August 28, 1998) or you terminate for "good reason" (as such term is defined in the modified employment agreement (covering severance on change in control matters) entered into by you and the Company on August 28, 1998). The benefits and obligations under Sections 3, 5, 6, 7, 9, 10, 12 and 15 shall survive expiration and/or non-renewal of this Agreement.

          10. EMPLOYEE'S COMMITMENT. You agree that during and subsequent to your period of employment with the Company, you will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, the existence, terms or conditions of this Agreement or any proprietary or other confidential information concerning the Company or any subsidiary pursuant to the terms set forth in the proprietary information agreement executed by you.

          11. NOTICE. Notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to Cygnus, Inc., 400 Penobscot Drive, Redwood City, California 94063, or, in the case of the undersigned employee, to the address set forth below such person's


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signature, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board or President and Chief Executive Officer of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          12. MISCELLANEOUS; CHOICE OF LAW AND VENUE. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Chairman of the Board of the Company or the President and Chief Executive Officer of the Company (provided you are not one of such persons). No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. In the event of any dispute relating to any provision of this Agreement, other than indemnification matters set forth in
Section 15 which shall be governed by the laws of the State of Delaware, the parties shall use all reasonable efforts to settle the issues in good faith negotiations. If the dispute cannot be settled amicably in this manner, all actions, claims or legal proceedings in any way pertaining to this Agreement or such transactions, excluding indemnification matters, shall be commenced and maintained only in the courts of the State of California or of the United States of America located within the State of California, and in no other court or tribunal whatsoever, other than indemnification matters set forth in
Section 15 which shall be governed by the laws of the State of Delaware, and the parties hereto each agree to irrevocably submit themselves to the respective exclusive jurisdictions of such California courts.

          13. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          14. RELATED AGREEMENTS. Except to the extent set forth in the next sentence, to the extent that any provision of any other agreement between the Company and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose. To the extent there is a change in control of the Company during the term of this Agreement, the employment agreement (the "employment agreement") related to severance on a change in control, as modified on August 28, 1998, will supersede this Agreement in its entirety and this Agreement shall have no force or effect. The terms governing your stock option and share issuance agreements, as amended, shall be deemed incorporated by reference herein as if specifically set forth in its entirety herein.

          15. INDEMNIFICATION. Notwithstanding anything contained herein to the contrary, the indemnification provisions for officers and agents under the Company's certificate


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of incorporation, indemnification agreement, Bylaws and insurance policies will (to the maximum extent permitted by law and contract) be extended to you with respect to any and all matters, events or transactions occurring or effected during your employment with the Company.

          16. INDEPENDENT LEGAL COUNSEL. By executing this Agreement, you acknowledge that (i) this Agreement has been prepared by Brobeck, Phleger & Harrison LLP ("Brobeck") acting in its capacity as legal counsel to the Company and (ii) you have had an opportunity to seek advice from your own legal counsel with respect to the matters contained herein and such individual counsel is not a current attorney at Brobeck.

          17. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


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          If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this Agreement which will then constitute our agreement on this subject.

                                           Very truly yours,

                                           CYGNUS, INC.


                                           By
                                              ----------------------------------
                                                ((Signee))
                                                ((Signee_Title))

Agreed to this ________ day of _______,
1998



----------------------------------------
((First_Name)) ((Initial_Last_Name))

Address:  400 Penobscot Drive
Redwood City, CA 94063









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                                     EXHIBIT A

                         TERMS, PROVISIONS AND DEFINITIONS
                            APPLICABLE TO CYGNUS, INC.
                               TERMINATION AGREEMENT


I.   DEFINITIONS.

     For purposes of the Agreement to which this EXHIBIT A is attached, the terms set forth below shall be defined as follows:

     CAUSE. Termination by the Company of your employment for "Cause" shall mean a termination for any of the following reasons: (i) unsatisfactory performance, as determined solely by the Board of Directors of the Company;
(ii) committing an act of dishonesty or any other workplace misconduct; (iii) being convicted of a crime; (iv) committing an act of fraud against, or the willful misappropriation of material property belonging to, the Company; (v) committing an act that has an adverse effect on the Company's business, prospects or reputation; or (vi) breaching the attached employment agreement related to severance (unrelated to a change in control) or any confidentiality or proprietary information agreement between you and the Company. A termination by the Company for any other reason shall be a termination "without Cause."

     CHANGE IN CONTROL. A "change in control" of the Company shall mean a change in control of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as (a) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of the Company's voting securities; or (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (b), considered as though such person were a member of the Incumbent Board. Notwithstanding anything in the foregoing to the contrary, no change in control shall be deemed to have occurred by virtue of any transaction which results in you, or a group of Persons which includes you, acquiring, directly or indirectly, 30% or more of the combined voting power of the Company's voting securities.

     DATE OF TERMINATION. "Date of Termination" shall mean (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by the Company for Cause, the date


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specified in the Notice of Termination, or (c) if your employment is to be terminated by the Company for any reason other than Cause, the date specified in the Notice of Termination, which in no event shall be a date earlier than sixty (60) days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after, receiving such Notice of Termination. In the case of termination by the Company of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within thirty
(30) days after receipt by you of the Notice of Termination with respect thereto, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or through a judicial determination. During the pendency of any such dispute, the Company will not pay you your compensation and severance, but will pay you the amount due you under this Agreement only if the dispute is resolved in accordance with the terms hereof in your favor.

     DISABILITY. Termination of your employment based on "Disability" shall mean termination because of your absence from your duties with the Company on a full time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty
(30) days after Notice of Termination is given to you following such absence you shall have returned to the full time performance of your duties.

     PERSON. "Person" shall mean and include any individual, corporation, partnership, group, association or other "person," as such term is used in
Section 14(d) of the Exchange Act, other than the Company, a wholly-owned subsidiary of the Company or any employee benefit plan(s) sponsored by the Company.

     PLAN. The term "Plan" shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any pension or profit sharing plan, other than the Agreement.

     RETIREMENT. Termination by you or by the Company of your employment based on "Retirement" shall mean termination on or after your normal retirement date under the terms of the Company's retirement policy (or any successor or substitute policy or policies of the Company put into effect prior to the termination) (the "Retirement Policy").


                                         A-2